Exhibit 99.1

Teknova Reports First Quarter 2023 Financial Results

First quarter 2023 total revenue was $9.1 million, up 16% sequentially

Launch of proprietary AAV-TekTM Solutions gene therapy product line

Company reaffirms 2023 revenue guidance of $42-46 million

HOLLISTER, Calif., May 10, 2023 – Alpha Teknova, Inc. (“Teknova” or the “Company”) (Nasdaq: TKNO), a leading producer of critical reagents for the research, discovery, development, and commercialization of novel therapies, vaccines, and molecular diagnostics, today announced financial results for the first quarter ended March 31, 2023.

“Today we reported operating results in line with our expectations for the first quarter of 2023,” said Stephen Gunstream, President and Chief Executive Officer of Teknova. “We continue to execute operationally, as we work to qualify our new facility to produce GMP-grade products and launched our first, proprietary product line. Our outlook for the full year is unchanged and we remain confident in our ability to deliver revenue growth in line with our long-term expectations during the second half of 2023.”

“During the first quarter of 2023, we managed our operating expenses and capital expenditures to plan. We continue to expect full-year free cash outflow of approximately $30 million,” explained Matt Lowell, Chief Financial Officer of Teknova.

Corporate and Financial Updates

•
First quarter 2023 total revenue of $9.1 million, up 16% from the fourth quarter 2022 and down 18% from the first quarter 2022
•
Qualification activities are underway in our new, state-of-the-art manufacturing facility and we expect it to be operational for the production of GMP-grade products by mid-2023
•
Launched our first, proprietary product line, AAV-TekTM Solutions, specifically created to address critical pain points in the AAV gene therapy development workflow
•
Released a first-of-its-kind product in this line — the AAV-Tek AEX Buffer Screening Kit — that could save months of process development time by helping gene therapy developers to identify the ideal buffer formulations for use during AAV downstream processing
•
Cash position of $30.2 million and gross debt of $22.1 million at the end of the first quarter 2023

Revenue for the First Quarter

	For the Three Months Ended March 31,
(Dollars in thousands)	2023	2022
Lab Essentials	$7,257	$6,975
Clinical Solutions	1,609	3,812
Other	255	360
Total revenue	$9,121	$11,147

First Quarter 2023 Financial Results

Total revenue for the first quarter 2023 was $9.1 million, down 18% compared to $11.1 million in the first quarter 2022. Lab Essentials revenue was $7.3 million in the first quarter 2023, up 4% compared to $7.0 million in the first quarter 2022. Clinical Solutions revenue was $1.6 million, down 58% compared to $3.8 million in the first quarter 2022.

Gross profit for the first quarter 2023 was $2.4 million, compared to $5.3 million in the first quarter 2022. Gross margin for the first quarter 2023 was 26.6%, compared to 48.0% in the first quarter 2022. The lower gross margin for the first quarter 2023 compared to the first quarter 2022 was primarily driven by the decrease in revenue and the associated lower absorption of fixed manufacturing labor and overhead costs.

Operating expenses for the first quarter 2023 were $11.4 million, compared to $11.2 million in the first quarter 2022. Excluding the one-time, non-recurring charge related to the reduction in workforce of $0.7 million incurred during the first quarter 2023, operating expenses decreased compared to the first quarter 2022. The decrease was driven by reduced spending, primarily in professional fees and occupancy costs, partially offset by higher wages and stock-based compensation expense.

Net loss for the first quarter 2023 was $8.8 million, or negative $0.31 per diluted share, compared to $5.5 million, or negative $0.20 per diluted share, for the first quarter 2022.

Adjusted EBITDA for the first quarter 2023 was negative $6.1 million, compared to negative $4.3 million for the first quarter 2022. Free Cash Flow was negative $12.0 million for the first quarter 2023, compared to negative $11.1 million for the first quarter 2022.

Reiterates 2023 Outlook

Teknova is reiterating its fiscal 2023 outlook for revenue and free cash outflow. The Company continues to anticipate total revenue of $42 million to $46 million for the fiscal year ending December 31, 2023 (“2023”), which assumes roughly flat performance in Lab Essentials and 20-50% growth in Clinical Solutions. The Company also continues to anticipate free cash outflow of approximately $30 million for 2023.

Conference Call and Webcast

Teknova will host a webcast and conference call on Wednesday, May 10, 2023, beginning at 5:30 p.m. ET. Participants can access the live webcast on the Investor Relations section of the Teknova website and at this link: https://edge.media-server.com/mmc/p/tquygjuv. To receive a PIN for dialing in, participants can register for the webcast via this link: https://register.vevent.com/register/BIaab243465e1942deb84daf92e4eb35d8. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Teknova

Teknova makes solutions possible. Since 1996, Teknova has been innovating the manufacture of critical reagents for the life sciences industry to accelerate the discovery and development of novel therapies that will help people live longer, healthier lives. We offer fully customizable solutions for every stage of the workflow, supporting industry leaders in cell and gene therapy, molecular diagnostics, and synthetic biology. Our fast turnaround of high-quality agar plates, microbial culture media, buffers, reagents, and water helps our customers scale seamlessly from RUO to GMP. Headquartered in Hollister, California, with over 200,000 square feet of state-of-the-art facilities, Teknova’s modular manufacturing platform was designed by our team of scientists, engineers, and quality control experts to efficiently produce the foundational ingredients for the discovery and commercialization of novel therapies.

Non-GAAP Financial Measures

This press release contains financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Teknova uses the following non-GAAP financial measures in assessing the performance of its business and the effectiveness of its business strategies: (a) Adjusted EBITDA and (b) Free Cash Flow.

Teknova defines Adjusted EBITDA as net loss adjusted for interest income (expense), net, benefit from income taxes, depreciation expense, amortization of intangible assets, and stock-based compensation expense. Adjusted EBITDA reflects further adjustments to eliminate the impact of certain items, including certain non-cash and other items that Teknova does not consider representative of its ongoing operating performance.

Teknova defines Free Cash Flow as cash used in operating activities less purchases of property, plant, and equipment.

Teknova presents Adjusted EBITDA and Free Cash Flow in this press release because Teknova believes that analysts, investors, and other interested parties frequently use these measures to evaluate companies in Teknova’s industry and that such measures facilitate comparisons on a consistent basis across reporting periods. Teknova also believes such measures are helpful in highlighting trends in Teknova’s operating results because they exclude items that are not indicative of Teknova’s core operating performance. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by Teknova may be different from the non-GAAP financial measures used by other companies.

A full reconciliation of these non-GAAP measures to the most comparable GAAP measures is included at the end of this release.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to Teknova’s anticipated total revenue, including our expectations for 2023 revenue guidance, expected growth in Lab Essentials and Clinical Solutions, ongoing capacity expansion, new research and development products, prospects, including to achieve profitability, strategy of managing operating expenses, and long-term growth strategy. The words, without limitation, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond Teknova’s control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, demand for Teknova’s products (including the potential delay or pausing of customer orders); Teknova’s assessment of fundamental indicators of future demand across its target customer base; Teknova’s ability to expand its production, commercial, and research and development capabilities; Teknova’s cash flows and revenue growth rate; Teknova’s supply chain, sourcing, manufacturing and warehousing; inventory management; risks related to global economic and marketplace uncertainties, including those related to the impact of the COVID-19 pandemic; reliance on a limited number of customers for a high percentage of Teknova’s revenue; potential acquisitions and integration of other companies; and other factors discussed in the “Risk Factors” section of Teknova’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including in Teknova’s Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent Quarterly Reports on Form 10-Q filed with the SEC, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although Teknova believes that the expectations reflected in its forward-looking statements are reasonable, Teknova does not know whether its expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by Teknova on its website or otherwise. Teknova does not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contacts Media Contact

Matt Lowell Jenn Henry

Chief Financial Officer Senior Vice President, Marketing

matt.lowell@teknova.com jenn.henry@teknova.com

+1 831-637-1100 +1 831-313-1259

Sara Michelmore

MacDougall Advisors

smichelmore@macdougall.bio

+1 781-235-3060

ALPHA TEKNOVA, INC.

Condensed Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2023	2022
Revenue	$9,121	$11,147
Cost of sales	6,698	5,798
Gross profit	2,423	5,349
Operating expenses:
Research and development	1,395	2,013
Sales and marketing	2,343	1,597
General and administrative	7,345	7,295
Amortization of intangible assets	286	287
Total operating expenses	11,369	11,192
Loss from operations	(8,946)	(5,843)
Other income (expenses), net
Interest income (expense), net	93	(13)
Other income (expense), net	18	—
Total other income (expenses), net	111	(13)
Loss before income taxes	(8,835)	(5,856)
Benefit from income taxes	(18)	(359)
Net loss	$(8,817)	$(5,497)
Net loss per share—basic and diluted	$(0.31)	$(0.20)
Weighted average shares used in computing net loss per share—basic and diluted	28,181,457	28,030,971

ALPHA TEKNOVA, INC.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	As of March 31,	As of December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$30,215	$42,236
Accounts receivable, net	4,777	4,261
Inventories, net	12,151	12,247
Income taxes receivable	22	22
Prepaid expenses and other current assets	2,466	2,374
Total current assets	49,631	61,140
Property, plant, and equipment, net	53,733	51,577
Operating right-of-use lease assets	18,237	19,736
Intangible assets, net	17,270	17,556
Other non-current assets	2,150	2,252
Total assets	$141,021	$152,261
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,885	$2,449
Accrued liabilities	4,758	6,203
Current portion of operating lease liabilities	2,011	2,223
Total current liabilities	8,654	10,875
Deferred tax liabilities	1,204	1,223
Other accrued liabilities	169	191
Long-term debt, net	22,036	21,976
Long-term operating lease liabilities	16,871	18,111
Total liabilities	48,934	52,376
Stockholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	155,910	154,891
Accumulated deficit	(63,823)	(55,006)
Total stockholders’ equity	92,087	99,885
Total liabilities and stockholders’ equity	$141,021	$152,261

ALPHA TEKNOVA, INC.

Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Three Months Ended March 31,
	2023	2022
Operating activities:
Net loss	$(8,817)	$(5,497)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	2	7
Inventory reserve	(144)	(4)
Depreciation and amortization	1,130	751
Stock-based compensation	1,010	787
Deferred taxes	(19)	(360)
Amortization of debt financing costs	90	46
Non-cash lease expense	47	106
Changes in operating assets and liabilities:
Accounts receivable	(518)	(1,319)
Inventories	240	(1,028)
Prepaid expenses and other current assets	271	547
Other non-current assets	102	(216)
Accounts payable	(386)	237
Accrued liabilities	(670)	762
Other	(22)	(20)
Cash used in operating activities	(7,684)	(5,201)
Investing activities:
Purchase of property, plant, and equipment	(4,312)	(5,917)
Cash used in investing activities	(4,312)	(5,917)
Financing activities:
Payment of offering costs	(34)	—
Proceeds from exercise of stock options	9	55
Cash (used in) provided by financing activities	(25)	55
Change in cash and cash equivalents	(12,021)	(11,063)
Cash and cash equivalents at beginning of period	42,236	87,518
Cash and cash equivalents at end of period	$30,215	$76,455

ALPHA TEKNOVA, INC.

Reconciliation of Non-GAAP Measures to the Most Comparable GAAP Measures

(Unaudited)

(In thousands)

	For the Three Months Ended March 31,
	2023	2022
Net loss – as reported	$(8,817)	$(5,497)
Add back:
Interest income (expense), net	93	(13)
Benefit from income taxes	(18)	(359)
Depreciation expense	844	464
Amortization of intangible assets	286	287
EBITDA	$(7,798)	$(5,092)
Other and one-time expenses:
Stock-based compensation expense	1,010	787
Severance pay and other termination benefits	725	—
Adjusted EBITDA	$(6,063)	$(4,305)

	For the Three Months Ended March 31,
	2023	2022
Cash used in operating activities	$(7,684)	$(5,201)
Purchase of property, plant, and equipment	(4,312)	(5,917)
Free Cash Flow	$(11,996)	$(11,118)